May 28, 1997
  Kathleen H. Moriarty
  Carter, Ledyard & Milburn
  2 Wall Street - 14th Floor
  New York, New York 10005
  RE: The Municipal Bond Trust, Insured Series 38
  We have received the post-effective amendment to the registration statment SEC file number 33-10216 for the above captioned trust.
  Since the portfolio is composed solely of securities covered by bond insurance policies that insure against default in the payment of principal and interest on the securities for so long as they remain outstanding and such policies have been issued by one or more insurance companies which have been assigned 'AAA' claims paying ability rating by S&P, we reaffirm the assignment of a 'AAA' rating to the units of the trust and a 'AA' rating to the securities contained in the trust.
  You have permission to use the name Standard & Poor's
  Corporation and the above-assigned ratings in connection with your dissemination of information relating to these units, provided that it is understood that the ratings are not "market" ratings nor recommendations to buy, hold,or sell the units of the trust or the securities in the trust. Further, it should be understood that the rating of the units does not take into account the extent to which fund expenses or portfiolio asset sales for less than the fund's purchase price will reduce payment to the unitholders of the interest and principal required to be paid on the portfolio assets. S&P reserves the right to advise its own clients, subscribers, and the public of the ratings. S&P relies on the sponsor and its counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the ratings. S&P does not independently verify the truth or accuracy of any such information.
  This letter evidences our consent to the use of the name of Standard
  & Poor's Corporation in connection with the rating assigned to the units in the amendment referred to above. However, this letter should not be construed as a consent by us, within the meaning of
  Section 7 of the Securities Act of 1933, to the use of the name of Standard and Poor's Corporation in connection with the ratings assigned to the securities contained in the trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.
  We are pleased to have had the opportunity to be of service to you.
  If we can be of further help, please do not hesitate to call upon us. STANDARD AND POOR'S CORPORATION
  /S/Vincent S.Orgo